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PRESS RELEASE                                         [LUCENT TECHNOLOGIES LOGO]


LUCENT ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD FOR SPECTRAN ACQUISITION

FOR RELEASE WEDNESDAY AUGUST 04, 1999

MURRAY HILL, N.J. -- Lucent Technologies (NYSE: LU) today announced that the waiting period under the Hart-Scott-Rodino Act relating to its proposed acquisition of SpecTran Corporation has expired.

On July 21, 1999, Lucent began a $9 per share tender offer for the common shares of SpecTran Corporation, an industry leader in designing and manufacturing specialty optical fibers and fiber optic products. The tender offer is scheduled to expire on August 17, 1999.

Lucent Technologies designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronics components. Bell Labs is the research and development arm for the company. More information about Lucent Technologies, headquartered in Murray Hill, N.J., is available on its Web site at http://www.lucent.com.